Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of January 31, 2007 (the “Effective Date”) by and between IsoTis, Inc. (the “Company” or “IsoTis”) and _______________________ (“Employee”).
     WHEREAS, the Employee has been employed by the Company and its affiliates since                         ;
     WHEREAS, the Company and Employee (the “Parties”) wish to set forth in writing the terms on which Employee will be employed by the Company as of the Effective Date;
     THEREFORE, the Parties agree as follows:
1.	EMPLOYMENT
     The Company hereby employs Employee and Employee hereby accepts employment as the Company’s                          reporting directly to                         , beginning on the Effective Date upon the terms and conditions set forth below.
2.	TERM
     2.1 Term. The term of this Agreement shall commence on the Effective Date and shall continue on the terms and conditions set forth below until Employee’s employment is terminated as provided in Section 5 (the “Term”).
3.	COMPENSATION
     3.1 Base Compensation. Employee shall be paid a salary at the annual rate of $                        (the “Base Compensation”). The Base Compensation shall be reviewed at least annually, and may be increased, but not decreased. In the event that the Base Compensation is increased, the new salary shall be the Base Compensation for purposes of this Agreement thereafter.
     3.2 Bonus Compensation. The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), or its designee, shall review Employee’s performance on an annual basis and, after due consideration of any recommendation by the Compensation Committee, the Board of Directors shall cause the Company to award Employee a cash bonus (a) for 2007, subject to the terms and conditions of the Company’s bonus program, in an amount up to                          (          %) of the Base Compensation paid to Employee in 2007, based upon Employee’s achieving objectives as set forth in the bonus program in effect at such time to time, and (b) for 2008 and subsequent years, in accordance with the terms and based upon the objects set forth in the bonus program for such year. The bonus shall be paid in no event later than March 15 of the year following the year for which the bonus is awarded.

     3.3 Benefits. Employee shall be entitled to participate in all pension, 401(k) and other employee plans and benefits, including without limitation, medical, dental, vision, life insurance and long term disability plans, in accordance with the terms of such plans or policies as they may be in effect from time to time.
     3.4 Automobile Allowance. The Company shall provide Employee with an automobile allowance of five hundred ($500) dollars per month during the term of Employee’s employment hereunder, in lieu of reimbursement for automobile expenses actually incurred.
     3.5 Method of Payment. The monetary compensation payable and any benefits due to Employee hereunder may be paid or provided in whole or in part when due, from time to time, by the Company and/or its respective parents, subsidiaries and affiliates, but shall at all times remain the responsibility of the Company.
4.	POSITION AND DUTIES
      4.1 Position or Duties. Employee shall hold the position of                          of the Company and shall have such duties consistent with this Agreement as assigned to him from time to time by                         . Employee will do and perform all services, acts or things necessary or advisable to manage and conduct                          functions of the Company. Unless the Parties otherwise agree in writing, prior to Employee’s termination in accordance with this Agreement, Employee will perform the services he is required to perform in accordance with the terms of this Agreement, reporting directly to the                         .
     4.2 Devotion of Time and Effort. Employee shall use Employee’s good faith best efforts and judgment in performing Employee’s duties as required hereunder and to act in the best interests of the Company. Employee shall devote all of Employee’s business time, attention and energies to the business of the Company.
     4.3 Other Activities. Employee may engage in other activities for Employee’s own account while employed hereunder, including without limitation, charitable, community and other business activities, provided that in the judgment of the Board of Directors of the Company (the “Board”) such other activities do not materially interfere with the performance of Employee’s duties hereunder, and do not violate Sections 6 and 7. With regard to any other businesses or activities, Employee shall notify the Board of all such activities and shall not begin such activities until Employee receives written approval from the Board, which shall not be unreasonably withheld, conditioned or delayed. This restriction shall not apply to Employee’s passive investment in less than one (1) percent of the publicly traded securities of a publicly traded entity.
     4.4 Paid Time Off. Employee shall be entitled to twenty (20) days of paid time off (“PTO”) annually during the term, and otherwise subject to the Company’s policies concerning accrual, use and scheduling of paid time off, as such policies may be in effect from time to time.

     4.5 Business Expenses. Employee shall be entitled to reimbursement of reasonable business expenses in accordance with Company policies, as they may be in effect from time to time.
5.	TERMINATION
     5.1 Due to Death. Employee’s employment shall terminate as of the date of Employee’s death.
     5.2 Due to Disability. The Company may terminate Employee’s employment due to Employee’s Disability, upon written notice to Employee. For purposes of this Agreement, the term “Disability” shall mean a physical or mental incapacity as a result of which Employee becomes unable to continue to perform the essential functions of the job with or without accommodation hereunder for six consecutive calendar months or for shorter periods aggregating 125 business days in any 12 month period, or, if this provision is inconsistent with any applicable law, to the extent not prohibited by law.
     5.3 By the Company Without “Cause”. The Company may terminate Employee’s employment without “Cause” as defined in Section 5.5 below, at any time upon not less than 30 and not more than 45 days written notice to Employee.
     5.4 By Employee Without “Good Reason”. Employee may terminate Employee’s employment hereunder without Good Reason, as defined in Section 5.6 below, at any time upon not less than 30 and not more than 45 days written notice (the “Notice Period”) to the Company. During the Notice Period, Employee shall continue to perform Employee’s duties hereunder and shall not accept any other employment.
     5.5 By The Company For Cause. The Company may terminate Employee’s employment for Cause at any time, upon written notice to Employee. For purposes of this Agreement, “Cause” shall mean:
          (a) Employee’s conviction of or plea of nolo contender to a felony or any crime involving moral turpitude;
          (b) Employee’s commission of any act of theft, embezzlement or misappropriation against the Company;
          (c) Employee’s failure to substantially perform Employee’s duties hereunder (other than such failure resulting from Employee’s incapacity due to physical or mental illness), which failure is not remedied within thirty (30) days after written demand for substantial performance is delivered by the Company which specifically identifies the manner in which the Company believes that Employee has not substantially performed Employee’s duties; or
          (d) Employee’s material breach of his obligations under this Agreement, which breach is not remedied within thirty (30) days after written notice is delivered by the Company which specifically identifies the breach that the Company believes has occurred.

     5.6 By Employee For Good Reason. Employee may terminate Employee’s employment for Good Reason upon not less than 30 nor more than 45 days prior written notice to the Company. For purposes of this Agreement, “Good Reason” shall mean:
          (a) the Company’s material breach of the salary and benefit obligations hereunder, and either such breach or action is incurable or irreversible, or, if curable or reversible, has not been cured or reversed within fifteen (15) days following receipt of written notice by Employee to the Company of such breach by the Company; or
          (b) any of the following actions without Employee’s prior written consent:
     (i) a material reduction in the authority of Employee;
     (ii) an adverse change in Employee’s title;
     (iii) Employee’s primary reporting relationship being changed such that Employee no longer reports to the Board of the Company; or
     (iv) a relocation of Employee’s primary office to a location more than 80 miles from Irvine, California.
Employee shall be deemed to have waived Employee’s right to terminate for “good reason” with respect to a breach or action described in Section 5.6(b) if Employee does not notify the Company in writing of such breach or action within fifteen (15) days of his actual knowledge of such breach or action.
     The fact that the Company becomes a subsidiary of another entity, or that the Company’s status changes from publicly-traded to privately-held, shall not, by itself, constitute Good Reason.
     5.7 Severance Payment.
          (a) No Severance Upon Termination Pursuant to Sections 5.1, 5.4 or 5.5.
     In the event Employee’s employment terminates pursuant to Sections 5.1 (Death), 5.4 (By Employee Without Good Reason), or 5.5 (By the Company For Cause), Employee (or Employee’s estate, as applicable) shall have the right to receive Employee’s compensation as otherwise provided under this Agreement through the Date of Termination. Employee (or Employee’s estate, as applicable) shall have no further right to receive compensation, benefits or other consideration from the Company, and Employee (or Employee’s estate, as applicable) shall not be entitled to any severance payments or benefits, except as required by applicable law.
     The “Date of Termination” shall be: in the case of termination under Section 5.1, the date of employee’s death, or in the case of termination under Sections 5.2 through 5.6, the date specified in the notice required by Sections 5.2 through 5.6, respectively.
          (b) Severance Upon Termination Pursuant to Sections 5.2, 5.3 or 5.6

     In the event that Employee’s employment is terminated pursuant to Sections 5.2 (Due to Disability), 5.3 (By the Company Without Cause), or 5.6 (By Employee For Good Reason), Employee shall (unless Employee is incapable due to physical or mental illness) continue to render services to the Company pursuant to this Agreement until the Date of Termination and shall continue to receive compensation, as provided in this Agreement, through the Date of Termination. Thereafter, Employee shall be entitled to the payments and benefits as set forth in subsections (i) through (iii) below provided that a general release of claims in the form acceptable to the Company (the “Release”) has been signed, delivered to the Company by Employee and becomes irrevocable, and Employee is not in material breach of any of the provisions of this Agreement that survive termination of this Agreement.
     (i) Severance Payment. On the thirtieth day following Employee’s separation from service with the Company and/or its Affiliates within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code and the regulations thereunder (the “Separation from Service”), the Company shall pay Employee, as a single cash severance payment, the sum of (i)       times Employee’s highest monthly Base Compensation paid hereunder plus (ii)      times the Average Annual Bonus, subject to the limitations set forth in Schedule A (collectively, the “Severance Amount”).
     Notwithstanding Schedule A, in the event the Company terminates Employee’s employment Without Cause pursuant to Section 5.3 or Employee terminates employment for Good Reason following a Change in Control pursuant to Section 5.6, Employee shall be eligible for 100% of the Severance Amount.
     The “Average Annual Bonus” shall mean: the average of the annual merit bonuses paid to the Employee during the twenty-four month period immediately preceding the Employee’s termination of employment; provided, however, that if Employee has not been employed through the date of an award of any annual merit bonus, the target bonus for the bonus year in which the termination occurs shall be used as the average annual bonus, or if Employee has been eligible to participate in only one bonus period during the twenty-four month period immediately preceding the Employee’s Date of Termination, period, the bonus awarded for that bonus period shall be used as the average annual bonus.
     (ii) Vesting of Equity Awards. Unvested options or restricted stock of the Company held by the Employee shall immediately vest in accordance with Schedule A (“Vesting”).
     Notwithstanding Schedule A, in the event of a Change in Control as defined in Section 5.8, 100% of the unvested options or restricted stock of the Company then held by the Employee shall vest.
     The options and restricted stock grants that vest as set forth above shall be immediately exercisable and will continue to be exercisable for three months after the Date of Termination subject to the maximum term of the option, after which time they will terminate. If less than one hundred (100) percent of the options and/or restricted stock will vest, the earlier granted options and/or restricted stock shall vest.

     In the event that Employee does not timely sign and deliver to the Company the Release, or Employee revokes the Release, on the thirtieth (30th) day following the Date of Termination: (1) all unexercised options vested pursuant to this Section 5.7(b) shall be cancelled; (2) with respect to any options exercised, Employee shall pay to the Company an amount equal to the difference between the exercise price and the closing price of such shares on the date of exercise multiplied by the number of shares subject to the options exercised; and (3) with respect to any restricted shares, Employee shall pay to the Company an amount equal to the closing price of such shares on the Date of Termination multiplied by the number of restricted shares vested pursuant to this Section 5.7(b).
     (iii) Benefits. On the thirtieth day following Employee’s Separation from Service, the Company shall pay Employee, as a single cash severance payment, an amount equal to 18 times the portion of the monthly COBRA premium in effect as of the Date of Termination equal to the difference between such monthly COBRA premium and Employee’s monthly contribution towards health care benefits immediately prior to the Date of Termination (the “Severance Benefits”).
The timing of the payments required by subsections (i) and (iii) may be delayed in accordance with Subject to Section 5.10(b).
          5.8 Change in Control.
          For purposes of Section 5.7(b) of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:
               (a) the individuals constituting the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least two-thirds (2/3rds) of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds (2/3rds) of the Incumbent Board, such new director shall be considered a member of the Incumbent Board; or
               (b) an acquisition of any voting securities of the Company (the “Voting Securities”) by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) (“Beneficial Ownership”) of thirty five (35) percent or more of the combined voting power of the Company’s then outstanding Voting Securities; or
               (c) approval by the stockholders of the Company of:
     (i) a merger, consolidation, share exchange or reorganization involving the Company, unless
     (A) the stockholders of the Company, immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, at least sixty-five (65) percent of the combined voting power of the outstanding voting securities of the corporation that is the successor in such merger, consolidation, share exchange or reorganization (the “Surviving Company”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, share exchange or reorganization; provided, however, that a merger, consolidation, share exchange or reorganization of the Company shall not constitute a Change in Control if such merger, consolidation, share exchange or reorganization of the Company is approved by the Board and is recommended by the Employee to the Board for its approval; and
     (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation, share exchange or reorganization constitute at least two-thirds (2/3rds) of the members of the board of directors of the Surviving Company; or
     (ii) a complete liquidation or dissolution of the Company; or
     (iii) an agreement for the sale or other disposition of all or substantially all of the assets of the Company.
5.9	Excise Tax Gross Up.
     If any payment or benefit received or to be received by Employee in connection with any change in control of the Company or termination of Employee’s employment other than by the Company for Cause or by Employee for Good Reason (whether payable pursuant to the terms of this Agreement, a stock option plan or any other plan or arrangement with the Company) (the “Total Payments”) will be subject to the excise tax imposed by Section 4999 of the Code, as amended, the Company will pay to the Employee, within thirty days of any payments giving rise to excise tax, an additional amount (the “gross-up payment”) equal to the excise tax on the Total Payments. For purposes of determining whether any of the Total Payments would not be deductible by the Company and would be subject to the excise tax, and the amount of such excise tax, (1) Total Payments will be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all parachute payments in excess of the base amount within the meaning of Section 280G(b)(3) will be treated as subject to the excise tax unless, in the opinion of tax counsel selected by the Company’s independent auditors prior to the change in control and acceptable to the Employee, such Total Payments (in whole or in part) are not parachute payments, or such parachute payments in excess of the base amount (in whole or in part) are otherwise not subject to the excise tax, and (2) the value of any non-cash benefits or any deferred payment will be determined by the Company’s independent auditors in accordance with Sections 280G(d)(3) and (4) of the Code. If the excise tax is subsequently determined to be less than the amount originally taken into account hereunder, the Employee will repay to the Company, when such reduction in excise tax is finally determined, the portion of the gross-up payment attributable to such reduction. If the excise tax is determined to exceed the amount originally taken into account hereunder (including by reason of any payment, the existence or amount of which cannot be determined at the time of the gross-up payment), the Company will make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) when such excess if finally determined.
     5.10 Compliance With Internal Revenue Code Section 409A.
          (a) Short-Term Deferral Exemption. This Agreement is not intended to provide for any deferral of compensation subject to Code Section 409A and, accordingly, the benefits provided pursuant to this Agreement are intended to be paid not later than the later of: (i) the 15th day of the third month following Employee’s first taxable year in which such benefit is no longer subject to a substantial risk of forfeiture, and (ii) the 15th day of the third month following first taxable year of the Company in which such benefit is no longer subject to a substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. The date determined under this subsection is referred to as the “Short-Term Deferral Date.”
          (b) Compliance with Code Section 409A. Notwithstanding anything to the contrary herein, in the event that any benefits provided pursuant to this Agreement is not actually or constructively received by the Employee on or before the Short-Term Deferral Date or is not otherwise exempt from or complaint with Code Section 409A, to the extent such benefit constitutes a deferral of compensation subject to Code Section 409A, then: (i) subject to clause (ii), such benefit shall be paid upon Employee’s “Separation from Service,” and (ii) if Employee is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), with respect to the Company and its affiliates, such benefit shall be paid upon the date which is six months after the date of Employee’s “Separation from Service” (or, if earlier, the date of Employee’s death). In the event that any benefit provided for in this agreement is subject to this subsection, such benefit shall be paid on the 60th day following the payment date determined under this subsection, and shall be made subject to the requirements of Section 5.7.
6.	CONFIDENTIALITY
     During the Term, Employee will have access to and become acquainted with various information relating to the Company’s business operations, including customer (meaning a broker or borrower) lists, customer files, marketing data, business plans, strategies, employee lists, contracts, financial records and accounts, projections and budgets, and similar information. Employee agrees that to the extent such information is not generally known to or available to the public and/or the industry, and gives the Company an advantage over competitors who do not know of or use such information, such information and documents constitute “Confidential Information” of the Company. Employee further agrees that any documents relating to the business of the Company, whether they are prepared by Employee or come into Employee’s possession in any other way, are owned by the Company, shall remain the exclusive property of the Company, and must be returned to the Company upon termination of employment. Employee shall not use any Confidential Information of the Company, directly or indirectly, for Employee’s own benefit, or the benefit of any person or entity other than the Company, nor shall Employee disclose Confidential Information to any person or entity other than the Company and its employees, either during the Term or at any time thereafter, except as may be appropriate for Employee to perform his duties as an employee, officer and/or director, directly or indirectly, of the Company. In the event Employee violates this provision during any period in which he is receiving severance under Section 5.7 of this Agreement, in addition to any other remedies the Company may have, the Company may terminate the Severance Payments, Vesting and Severance Benefits under Section 5.7.
7.	NON-SOLICITATION/NON-COMPETITION
     7.1 Non-Solicitation. For a period of one year following the date Employee’s employment hereunder is terminated, Employee shall not solicit or induce any of the Company’s employees, agents or independent contractors to end their relationship with the Company, or recruit, solicit or otherwise induce any such person to perform services for Employee, or any other person, firm or company. The restrictions set forth in this Section 7 shall not apply if Employee’s employment is terminated pursuant to Section 5.3 or 5.6.
     7.2 Non-Competition. Employee acknowledges that IsoTis does business throughout the world. During the Term, and, if Employee is receiving severance under Section 5.7 of this Agreement, for the one-year period after the Term, Employee shall not, directly or indirectly, serve as an employee, consultant, officer, director, lender, investor, shareholder, partner, manager or member of any person or entity, or own or act as a sole proprietor of a business that engages in the production of demineralized bone matrix products or similar business, or other businesses that the Company enters into while Employee is employed by Isotis, during that period in any County of the State of California or any of the States of the United States of America, other than the Company or its affiliates, or as approved in advance in writing by the Board. In the event Employee violates this provision during any period in which he is receiving severance under Section 5.7 of this Agreement, in addition to any other remedies the Company may have, the Company may terminate unpaid Severance Payments and/or Severance Benefits under Section 5.7 and may cancel any options or restricted stock vested under Section 5.7. Employee acknowledges that these restrictions shall not prevent or unduly restrict Employee from practicing his profession, or cause him economic hardship.
8.	ARBITRATION AGREEMENT
     8.1 Claims Subject to Arbitration. Any controversy, dispute or claim between Employee and the Company, or its parents, subsidiaries, affiliates and any of their officers, directors, agents or other employees, shall be resolved by binding arbitration, at the request of either party.
     The arbitrability of any controversy, dispute or claim under this policy shall be determined by application of the substantive provisions of the Federal Arbitration Act (9 U.S.C. sections 1 and 2) and by application of the procedural provisions of the California Arbitration Act, except as provided herein. Arbitration shall be the exclusive method for resolving any dispute and all remedies available from a court of competent jurisdiction shall be available; provided, however, that either party may request provisional relief from a court of competent jurisdiction, as provided in California Code of Civil Procedure Section 1281.8, if such relief is not available in a timely fashion through arbitration.
     The claims which are to be arbitrated include, but are not limited to any Claim arising out of or relating to this Agreement or the employment relationship between Employee and the

Company, claims for wages and other compensation, claims for breach of contract (express or implied), claims for violation of public policy, wrongful termination, tort claims, claims for unlawful discrimination and/or harassment (including, but not limited to, race, religious creed, color, national origin, ancestry, physical disability, mental disability, gender identity or expression, medical condition, marital status, age, pregnancy, sex or sexual orientation) to the extent allowed by law, and claims for violation of any federal, state, or other government law, statute, regulation, or ordinance, except for claims for workers’ compensation and unemployment insurance benefits. This Agreement shall not be interpreted to provide for arbitration of any dispute that does not constitute a claim recognized under applicable law.
     8.2 Selection of Arbitrator. The Employee and the Company will select a single neutral arbitrator by mutual agreement. If the Employee and the Company are unable to agree on a neutral arbitrator within thirty (30) days of a demand for arbitration, either party may elect to obtain a list of arbitrators from the Judicial Arbitration and Mediation Service (“JAMS”) or the American Arbitration Association (“AAA”), and the arbitrator shall be selected by alternate striking of names from the list until a single arbitrator remains. The party initiating the arbitration shall be the first to strike a name.
     8.3 Demand for Arbitration. The demand for arbitration must be in writing and must be made by the aggrieved party within the statute of limitations period provided under applicable State and/or Federal law for the particular claim(s). Failure to make a written demand within the applicable statutory period constitutes a waiver of the right to assert that claim in any forum.
     8.4 Location of Arbitration. Arbitration proceedings will be held in Orange County, California.
     8.5 Choice of Law. The arbitrator shall apply applicable State and/or Federal substantive law to determine issues of liability and damages regarding all claims to be arbitrated, and shall apply the California Evidence Code to the proceeding.
     8.6 Discovery. The parties shall be entitled to conduct reasonable discovery and the arbitrator shall have the authority to determine what constitutes reasonable discovery. The arbitrator shall hear motions for summary judgment/adjudication as provided in the California Code of Civil Procedure.
     8.7 Written Opinion and Award. Within thirty days following the hearing and the submission of the matter to the arbitrator, the arbitrator shall issue a written opinion and award which shall be signed and dated. The arbitrator’s award shall decide all issues submitted by the parties, and the arbitrator may not decide any issue not submitted. The opinion and award shall include factual findings and the reasons upon which the decision is based. The arbitrator shall be permitted to award only those remedies in law or equity which are requested by the parties and allowed by law.
     8.8 Costs of Arbitration. The cost of the arbitrator and other incidental costs of arbitration that would not be incurred in a court proceeding shall be borne by the Company. The parties shall each bear their own costs and attorneys’ fees in any arbitration proceeding, provided, however, that the arbitrator shall have the authority to require either party to pay the costs and attorneys’ fees of the other party to the extent permitted under applicable federal or state law, as a part of any remedy that may be ordered.
     8.9 Waiver of Right to Jury. Both the Company and Employee understands that by using arbitration to resolve disputes they are giving up any right that they may have to a judge or jury trial with regard to all issues concerning employment or otherwise covered by this Section 8.
9.	GENERAL PROVISIONS
     9.1 Assignment; Binding Effect. Neither the Company nor Employee may assign, delegate or otherwise transfer this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party. Any attempted prohibited assignment or delegation shall be void. This Agreement shall be binding upon and inure to the benefit of any permitted successors or assigns of the parties and the heirs, executors, administrators and/or personal representatives of Employee.
     9.2 Notices. All notices, requests, demands and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method with electronic confirmation of receipt; the day after it is sent, if sent for next-day delivery to a domestic address by recognized overnight delivery service (e.g., FedEx); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Company:	IsoTis, Inc.
2 Goodyear
Irvine, CA 92618
Attention: Chairman of the Board
Facsimile: (949) 595-8717

If to Employee:
c/o IsoTis, Inc.
2 Goodyear
Irvine, CA 92618
Facsimile: (949) 595-8717
     Any party may change its address for the purpose of this Section 9.2 by giving the other party written notice of its new address in the manner set forth above.
     9.3 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements with respect to the subject matter hereof, including, without limitation, the employment agreement between Employee and IsoTis S.A., which was assigned to the Company; provided, however, that this Agreement shall supplement, not supersede, any prior agreements to the extent such agreements concern Confidential Information, Trade Secrets or other intellectual property of the Company, and any conflicts or inconsistencies between such agreements concerning Confidential Information, Trade Secrets or other intellectual property of the Company shall be resolved so that the provision providing greater rights to the Company shall prevail.
     9.4 Amendments; Waivers. This Agreement may be amended or modified, and any of the terms and covenants may be waived, only by a written instrument executed by the parties hereto, or, in the case of a waiver, by the party waiving compliance. Any waiver by any party in any one or more instances of any term or covenant contained in this Agreement shall neither be deemed to be nor construed as a further or continuing waiver of any such term or covenant of this Agreement.
     9.5 Provisions Severable. In case any one or more provisions of this Agreement shall be invalid, illegal or unenforceable, in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not, in any way, be affected or impaired thereby. If any provision hereof is determined by any court of competent jurisdiction to be invalid or unenforceable by reason of such provision extending the covenants and agreements contained herein for too great a period of time or over too great a geographical area, or being too extensive in any other respect, such provision shall be interpreted to extend only over the maximum period of time and geographical area, and to the maximum extent in all other respects, as to which it is valid and enforceable, all as determined by such court in such action.
     9.6 Attorney’s Fees. If any legal action, arbitration or other proceeding, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, each of the parties hereto shall be responsible for payment of their own attorneys’ fees and other costs incurred by them in that action or proceeding, without regard to whomever is the prevailing party in such action or proceeding with respect to such claims, except as otherwise provided in Section 8.
     9.7 Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and governed by the laws of the State of California without giving effect to the principles of conflict of laws thereof.
     9.8 Non-Disparagement. During Employee’s employment and thereafter for a period of one year, Employee agrees to represent the Company in a positive light and not to disparage or in any other way communicate to any person or entity any negative information or opinion concerning the Company, its parents, subsidiaries and affiliates, or any of their partners, members, shareholders, officers, directors, employees or agents, or any of them. This provision shall not prohibit Employee from making any statements or taking any actions required by law, or reporting any actions or inactions Employee believes to be unlawful. This provision shall not be interpreted to require or encourage Employee to make any misrepresentations.
     9.9 Return of Property. Upon termination of Employee’s employment, Employee shall return to the Company any and all company property, materials, or equipment in Employee’s possession, including, without limitation, Company property described in Section 6.
     9.10 Cooperation. During Employee’s employment with the Company and thereafter for a period of one year, Employee agrees, at Company’s sole expense, to cooperate with

Employer and Employer’s agents, accountants and attorneys concerning any matter with which Employee was involved during Employee’s employment. Such cooperation shall include, but not be limited to, providing information to, meeting with and reviewing documents provided by Employer and Employer’s agents, accountants and attorneys during normal business hours or other mutually agreeable hours upon reasonable notice and to make himself/herself available for depositions and hearings, if necessary and upon reasonable notice. If Employee’s cooperation is required after the termination of Employee’s employment, the Company shall reimburse Employee for any out of pocket expenses incurred in and any wages lost by Employee for time spent performing Employee’s obligations hereunder.
     9.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.
     9.12 Headings. The headings contained in this Agreement are provided solely for the Parties’ convenience and shall not be deemed to alter the meaning of the text of the Agreement.
     9.13 Survival. Sections 6 through 9 shall survive the termination of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.
THE COMPANY:
IsoTis Inc,
a Delaware corporation

By:	Date
Its:

EMPLOYEE:

Date

Schedule A

Percentage of
Severance Amount,
Unvested Options or
Restricted Stock
Vesting for which
Employee is
Date of Termination	Eligible
Less than 90 days of Continuous Service [1]	0%
At least 90 days, but less than 1 year, of Continuous Service	20%
At least 1 year, but less than 2 years, of Continuous Service	30%
At least 2 years, but less than 3 years, of Continuous Service	50%
At least 3 years, but less than 4 years, of Continuous Service	70%
At least 4 years, but less than 5 years, of Continuous Service	90%
5 or more years of Continuous Service	100%

[1]	The Employee’s Continuous Service shall be measured from the date on which Employee became employed by IsoTis, Inc., its predecessors or affiliates, including, without limitation, IsoTis S.A., through the Date of Termination, if there has been no break in active service other than an approved vacation, sick, family, medical, disability or pregnancy leave. Where there has been any other break in active service, periods of employment prior to the break in service shall not be counted towards the period of Continuous Service.

Schedule to Exhibit 10.1

		Employed
		with the
Named		Company and	Initial	Duties	Maximum
Executive	Principal	its Affiliates	Base	Assigned	Bonus for			Severance
Officer	Position	Since	Salary ($)	by/Reporting to	2007		Additional Benefits	Payment
Pieter Wolters	President & Chief Executive Officer	1997 and served as President and CEO since July 1, 2002	$330,000	The Board of Directors of the Company	50	%(1)	The Company shall continue to pay for certain continuations and additions to the custom pension and disability policies for 2007	24 times his highest monthly base, plus 1.0 times his average annual bonus
Robert J. Morocco	Senior Vice-President Chief Financial Officer	January 27, 2005	$212,000	The President and CEO	30	%(1)	N/A	18 times his highest monthly base salary plus 0.75 times his average annual bonus
Alan Donze	Senior Vice President of Sales	February 21, 2006	$200,000	The President and CEO	$150,000(2)		N/A	18 times his highest monthly base salary plus 0.75 times his average annual bonus(3)
John F. Kay(4)	Chief Scientific Officer	October 1, 2003	$240,000 (5)	The President and CEO	30	%(1)	N/A	12 times his highest monthly base salary plus 0.5 times his average annual bonus
Kathryn Liljestrand(4)	Vice President of Marketing	August 1, 2005	$182,875	The President and CEO	30	%(1)	N/A	12 times her highest monthly base salary plus 0.5 times her average annual bonus
Karon Morell(4)	Vice President of Regulatory Affairs and Quality Assurance	May 8, 2006	$175,000	The President and CEO	30	%(1)	N/A	12 times her highest monthly base salary plus 0.5 times he average annual bonus
Jim Poser(6)	Senior Vice President of Research and Development	July 15, 2006	$240,000	The President and CEO	30	%(1)	N/A	18 times his highest monthly base salary plus 0.75 times his average annual bonus
Gene Reu	Senior Vice President of Operations	August 23, 2006	$230,000	The President and CEO	30	%(1)	N/A	18 times his highest monthly base salary plus 0.75 times his average annual bonus
(1)	The bonus amount is calculated as a percent of the employee’s base salary and ranges from a minimum of 0% up to the above-stated maximum.

(2)	For 2007, $120,000 of Mr. Donze’s bonus is determined by objectives set forth in accordance with our bonus program while the remaining $30,000 is determined in the sole discretion of the President and Chief Executive Officer.

(3)	If Mr. Donze’s employment is terminated on or before February 21, 2008 (except for cause), the severance amount shall be $120,000, subject to limitations set forth in schedule A of the form of employment agreement.

(4)	The employment agreements with Dr. Kay, Ms. Liljestrand and Ms. Morell do not include Section 5.9 of the Form of Employment Agreement.

(5)	Dr. Kay’s base salary will increase to $250,000 beginning April 1, 2007.

(6)	Dr. Poser’s has the following exclusion to the non-compete provision in Section 7.2 of the Form of Employment Agreement: “Notwithstanding the foregoing, Employee may engage in the development of products to 1) control renal stone formation through physiological modulation of electrolytes, and 2) treat herniated spinal discs through the use of medical devices or agents that exert their influence through physical-chemical means. This work will be performed in collaboration with Professor Paul Brown (Penn StateUniversity) and Articular Engineering LLC.”